Exhibit 16.1

September 13, 2022

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

United States of America

Commissioners:

We have read Nauticus Robotics, Inc.’s (formerly known as CleanTech Acquisition Corp.’s) statements included under Item 4.01 of its Form 8-K dated September 9, 2022. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on September 9, 2022. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York